Exhibit 99.1

Investor Relations

(212) 479-3160

ir@newmediainv.com

New Media Announces Agreement to Acquire The Columbus Dispatch

NEW YORK, N.Y. June 3, 2015 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE:NEWM) announced today that it has reached an agreement to purchase all of the publishing operations and assets of The Columbus Dispatch. The Columbus Dispatch has an extensive history serving Central Ohio, and currently has a daily and Sunday circulation of over 130,000 and 235,000, respectively.

Michael E. Reed, New Media’s President and CEO commented, “We are very excited to announce the proposed transaction to acquire The Columbus Dispatch, along with its weekly newspapers, magazines and distribution company. The newspaper, first published in 1871, is the sole daily newspaper in its market, and is the trusted source for comprehensive local news, politics, sports and entertainment coverage across Central Ohio. The newspaper has a deep rooted history providing quality journalism and has been named Best Daily Newspaper in Ohio by the Society of Professional Journalists multiple times, including in three of the last four years.

“The Wolfe family has owned and operated the newspaper for more than 100 years, and during their tenure they have made significant investments in the community as well as in the journalism efforts of The Columbus Dispatch. The paper is committed to providing proprietary, local content and unparalleled access to its markets for readers and advertisers. We deeply admire The Columbus Dispatch’s involvement in the community’s development under the stewardship of the Wolfe family, and we at New Media are proud to be the new owners of this business, and look forward to continuing their tradition.”

“We are proud of the 110-year legacy of family ownership of The Columbus Dispatch, and the newspaper’s record of quality journalism and community stewardship,” said Michael Fiorile, President and CEO of The Columbus Dispatch. “The decision to sell The Dispatch and its sister publications was extraordinarily difficult, but the past two decades of accelerating change in the newspaper industry made it increasingly clear that the best chance of preserving The Dispatch well into the future is to align it with a much larger and more diversified newspaper enterprise.”

New Media intends to fund the acquisition with a combination of cash on the balance sheet and an incremental $25.0 million on the Company’s existing term loan. New Media anticipates the deal will close in the second quarter of 2015 subject to customary closing conditions; however, there can be no assurance as to the timing or the occurrence of the closing. Terms of the deal were not disclosed.

Bulkley Capital, LP served as exclusive financial advisor to The Columbus Dispatch on the transaction.

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 126 daily publications. As of April 30, 2015, the Company operates in over 460 markets across 32 states. New

Media’s portfolio of products, as of April 30, 2015, include over 550 community publications and over 460 related websites, serve more than 200,000 business advertising accounts and reach over 19 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing, closing and benefits of the acquisition and our intention to stabilize our traditional print business, grow our digital business and revenues and pursue and complete future acquisition opportunities. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising circulation, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient advertising interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets and difficulties integrating newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K and filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Media Investment Group Inc.